CORMEDIX REPORTS YEAR END 2011 FINANCIAL RESULTS

Bridgewater, NJ: March 19, 2012: CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), is a development stage pharmaceutical and medical device company that seeks to in-license, develop and commercialize therapeutic products for the treatment of cardiac and renal dysfunction, specifically in the dialysis and non-dialysis areas, today announced its financial results for the year ended December 31, 2011.

Fourth Quarter 2011 Developments:

During the fourth quarter of 2011, CorMedix's key achievements included:

•	Successfully completed stage 1 of 2 audits with TÜV America;

•	Received approval for approximately $500K in non-dilutive funding through the sale of New Jersey tax losses.

Financial Results for the Year Ended December 31, 2011

The net loss for the year ended December 31, 2011 was $6.7 million, or ($0.59) per diluted share, compared to a net loss of $10.9 million, or ($1.15) per diluted share, for the year ended December 31, 2010. The decrease in net loss was primarily attributable to a decrease in interest expense of $3.1 million related to the conversion of all our convertible notes in March 2010, in connection with our Initial Public Offering (“IPO”).

Research and Development (“R&D”) expense was $4.1 million for the year ended December 31, 2011, a decrease of $1.4 million, from $5.5 million for the year ended December 31, 2010. The decrease in R&D was primarily attributed to the March 30, 2010 issuance of 828,024 shares of our common stock, of which 118,288 shares are held in escrow, to our licensors valued at $3.125 per share, or $2,217,924 as a result of anti-dilution adjustments in connection with the conversion of our outstanding convertible debt to common stock upon the closing of the IPO, which anti-dilution provisions have expired. The decrease in R&D expense was partially offset by increased clinical development costs related to our phase II clinical trial of CRMD001 that began in June 2010, higher manufacturing and regulatory costs related the development of CRMD003 and costs related to the hiring of two employees in the areas of clinical operations and product development during the third quarter of 2010.

General and Administrative (“G&A”) expense was $3.1 million for the year ended December 31, 2011, an increase of $0.1 million, from $3.0 million for the year ended December 31, 2010. The increase in G&A expense reflects increased officer and director compensation costs in addition to costs associated with operating as a publicly-traded company following the IPO in March 2010, which include filing fees related to the listing of our common stock.

Other income was approximately $30,000 for the year ended December 31, 2011 and $0.4 million for the year ended December 31, 2010. Other income during 2011 represented a research and development funding reimbursement from the State of New York research and development tax refund program and in 2010 represented federal grants we received under the Qualifying Therapeutic Discovery Project program, net of filing and application fees.

Interest expense was $0 for the year ended December 31, 2011, compared to $3.1 million for the year ended December 31, 2010. Interest expense related to non-cash charges of the conversion of all our convertible notes, of which the aggregate amount of principal and accrued interest as of March 30, 2010 was $18.9 million, in connection with our initial public offering. The interest expense charges consisted primarily of a beneficial conversion feature charge of $1.1 million related to the 30% discount at which the 8% senior convertible notes we issued in October and November 2009 in the aggregate principal amount of $2.6 million which converted into common stock, a write-off of debt discount of $1.1 million in 2010 and a write-off of the remaining amortization of deferred financing fees of $0.4 million in 2010.

State income tax benefit was $0.5 million for the year ended December 31, 2011, compared to $0.3 million for the year ended December 31, 2010. State income tax benefit relates to non-dilutive funding through the New Jersey Economic Development Authority's tax credit transfer program from the sale of our New Jersey state tax losses. We received $0.5 million in January 2012 and $0.3 million in January 2011.

At December 31, 2011, CorMedix had cash and cash equivalents of $2.0 million, compared to $8.3 million at December 31, 2010. CorMedix believes its currently available cash and cash equivalents will be sufficient to meet its planned European regulatory development and CE Marking approval of CRMD003, Neutrolin® and operating requirements into the fourth quarter of 2012. The decrease in cash and cash equivalents was due to the funding of the Company’s product candidates’ development and operating expenditures.

Management Commentary

Commenting on year-end results, CorMedix Chairman and Interim Chief Executive Officer, Richard M. Cohen, stated, “We are pleased with the progress we made during 2011 with CRMD003, Neutrolin® towards CE Marking approval, which is expected by the end of the first half of 2012. We continue to pursue discussions with potential partners and distributors as we expect to be in a position to launch CRMD003, Neutrolin® during 2012 for the prevention of catheter related bloodstream infections and maintenance of catheter patency in hemodialysis and non-dialysis patients in Europe by the end of 2012, subject to receiving CE Mark approval in Europe.”

CorMedix Inc.
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(Audited)

	Year Ended December 31, 2011	Year Ended December 31, 2010	Cumulative Period from July 28, 2006 (inception) Through December 31, 2011

OPERATING EXPENSES
Research and development	$4,098,225	$5,494,297	$22,155,674
General and administrative	3,148,759	3,012,706	10,918,954
Total Operating Expenses	7,246,984	8,507,003	33,074,628

LOSS FROM OPERATIONS	(7,246,984)	(8,507,003)	(33,074,628)

OTHER INCOME (EXPENSE)
Other income	29,819	391,168	420,987
Interest income	12,037	23,442	124,342
Interest expense, including amortization and write-off of deferred financing costs and debt discounts	-	(3,093,763)	(11,193,028)
LOSS BEFORE INCOME TAXES	(7,205,128)	(11,186,156)	(43,722,327)
State income tax benefit	493,855	280,920	774,775
NET LOSS	$(6,711,273)	$(10,905,236)	$(42,947,552)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.59)	$(1.15)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	11,408,274	9,473,259

Cormedix

CONDENSED Balance Sheet INFORMATION

(Audited)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$1,985,334	$8,283,684
Total Assets	$2,556,005	$8,847,800

Deficit accumulated during the development stage	$(42,947,552)	$(36,236,279)
Total Stockholders’ Equity	$1,236,528	$7,255,398

About CorMedix

CorMedix Inc. is a development-stage pharmaceutical and medical device company that seeks to in-license, develop and commercialize therapeutic products for the treatment of cardiac and renal dysfunction, specifically in the dialysis and non-dialysis areas. CorMedix is currently pursuing the CE marking approval process in Europe, for CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s product candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s product candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:

Brian Lenz

Chief Financial Officer

CorMedix Inc.

908-517-9486